EXHIBIT 10.1

Exclusivity and Non-circumvention Agreement

May /1/ 2013

THIS AGREEMENT is entered into by and between BRUCE SCHOENGOOD, for MEDIFIRST SOLUTIONS, a Nevada Corporation, whose principal place of business is located at 3171 U.S. 9, Suite 292, Old Bridge, NJ 08857 (hereinafter jointly referred to as "MEDIFIRST") and Panacea Photonics Corporation located at 30030 Scenic Byway Road, Henderson, MN 56044 (“PANACEA").

SECTION  1.   Grant of Exclusive Sales Territories

PANACEA grants to MEDIFIRST the right to act as its exclusive distributor of all PANACEA PHOTONICS LIGHT SYSTEMS, (“Lights”), or all Equivalent or Updated Panacea Photonics Light Systems, all PANACEA PAIN RELIEF products (“Panacea-products”), all PANACEA SKIN CARE products (“Panacea-products”), all Equivalent or Updated Panacea-products  (“Panacea-products”) and all PANACEA products (“Panacea-products”) in the following areas: New Jersey & New York of the United States (the Territories) for a minimum period of one year (1) year to begin at the date of execution of this Agreement, subject to the terms and conditions set forth herein.

SECTION  2.   Right to Take Orders

MEDIFIRST will have the exclusive right to market and distribute any and all orders in the Territories for the Panacea-products and any and all other products manufactured by PANACEA that shall be offered to MEDIFIRST for sale and/or distribution to its customers.  MEDIFIRST shall have the right to appoint or designate exclusive distributorships in the Territories to represent MEDIFIRST, subject to written approval by PANACEA.

SECTION  3.  Pricing

All inquiries received by PANACEA for purchase of the Panacea-products for use in the Territories will be directed to MEDIFIRST.  In no event will PANACEA market, sell, or offer for sale the Panacea-products independently of MEDIFIRST to any party, company, corporation, or other entity with a billing address or location in the Territories or outside the Territories for such products that will be diverted into any of the Territories.

PANACEA shall use its best efforts to keep confidential the purchase price offered to MEDIFIRST for the Panacea-products marketed in the Territories.

SECTION  4.  Time Devoted to Work

MEDIFIRST agrees to represent and distribute the products of PANACEA and to devote sufficient time, attention, and energy, as is necessary to cover the market properly in the Territories.  MEDIFIRST further agrees not to represent or sell comparable, competitive products.

SECTION  5.  Exclusivity, Non-Competition and Non-Circumvention:

PANACEA agrees that it will not be engaged or attempt to engage with any other representative, company, corporation, or person, directly or indirectly, whether or not the activity is pursued for gain, profit or other pecuniary advantage, that competes or will compete with or otherwise adversely affect the distributorship of MEDIFIRST in the Territories, at any time during the term of this Agreement, as it may be amended, and for a period of two (2) years after its termination, without MEDIFIRST’s prior written consent.

PANACEA agrees that it will not seek to directly or indirectly circumvent this Agreement by shipping its products to another State and/or to another company with the intent to market its products in the Territories and avoid exclusive distributorship or any due payment to MEDIFIRST.  For purposes of this agreement, "indirectly" encompasses any acts by PANACEA in which PANACEA knows, or has reason to know, are likely to be in violation of this Agreement.

PANACEA shall not engage in any recruitment of any MEDIFIRST representatives, employees, staff, or customers for work or marketing or other products and services, related to the products and services being marketed by MEDIFIRST.

In the event of a violation of Section 6, whether direct or indirect, MEDIFIRST shall be entitled to a legal monetary compensation equal to the maximum profits it should realize from such a transaction, and all expenses, including all legal fees and court costs incurred.

SECTION 6.  Terms of Exclusivity

Subject to the terms and conditions contained herein, this Agreement shall be binding on the Parties for a period of twelvee (12) months from the date of its execution, and shall be renewable for successive periods, as described below, provided that MEDIFIRST meets the following conditions:

1.  Within the initial nine-month period from the date of execution of this Agreement, MEDIFIRST shall place at least fifty (50) prepaid orders for the Systems with PANACEA from customers in the Territories.  Upon placement of said 50 prepaid orders for the Systems, Parties agree to extend the right to exclusivity as provided for in this Agreement for an additional six (6) months.

2.  Within the second six-month period from the date of execution of this Agreement, MEDIFIRST shall place at least an additional fifty (50) prepaid orders for the Systems with PANACEA from customers in the Territories.  Upon placement of the 100 prepaid orders, Parties agree to extend the right to exclusivity as provided for in this Agreement for an additional one (1) year period.

3.  Within the second, and any successive, twelve (12) month periods, MEDIFIRST shall place at least one-hundred (100) prepaid orders for the Systems, each 12-month period.  Effective at the beginning of the second, and any successive, 12-month periods, PANACEA shall credit MEDIFIRST for units sold over the 100-unit minimum to meet its sales quota in successive years.  Notwithstanding the carryover credit for units sold in previous years, MEDIFIRST must place a minimum of one-hundred (100) prepaid orders with PANACEA for the Systems in any given year in order for the right to exclusivity to continue.

4.  In the event that MEDIFIRST does not meet the minimum sales quota for the periods set forth above, PANACEA may terminate the exclusive distributorship agreement with MEDIFIRST by written notice sent in accordance with paragraph 13 indicating that this Agreement shall be terminated within sixty (60) days of the date of said notice, the effective date of termination.

5.  In the event that notice of termination of exclusivity is given, MEDIFIRST shall provide PANACEA with the names, addresses, and other contact information of any and all parties solicited for sales of the Panacea-products and Systems.  In the event of termination, any prepaid orders placed by such parties within twelve (12) months of the effective date of termination of this Agreement shall be deemed to be attributable to MEDIFIRST, and MEDIFIRST shall be entitled to the difference between the purchase price paid by MEDIFIRST, see Section 4, and the resale price per unit charged by MEDIFIRST from said sales.  The parties understand that providing the names or potential MEDIFIRST contacts is necessary to avoid overlap, confusion, and mistake in any payments that may be due to MEDIFIRST.  PANACEA shall not close any sale of Panacea-products and Systems to any MEDIFIRST contact or customer unless specifically requested to do so, in writing, by MEDIFIRST.

Notwithstanding the termination of its exclusive distributorship in the Territories, MEDIFIRST may still market and distribute the Panacea-products and Systems and be entitled to the difference between the purchase price paid by MEDIFIRST, see Section 4, and the resale price per unit charged by MEDIFIRST from said sales.

SECTION  7.  Confidentiality

MEDIFIRST acknowledges that in the course of providing services for PANACEA, MEDIFIRST may have access to and become familiar with various trade secrets and confidential information, including but not limited to software, customer contracts, customer links, customer prospect lists, invoices, customer requirements, sales procedures, research data, design date, marketing and pricing information and data, marketing plans, financial information and other technical and/or business information (collectively, "confidential information").  MEDIFIRST agrees not to use in any way or disclose to any person or entity any such confidential information, either directly or indirectly, either during the term or this Agreement or any time thereafter, except as required in the course of performing services under this Agreement.  MEDIFIRST shall further take reasonable precautions and act in such a manner to ensure against unauthorized disclosure or use of the confidential information.  This section shall survive termination of this agreement.

SECTION  8.  Return of Materials

Any and all files, records, documents, information, data, and similar items in the possession of MEDIFIRST relating to the business of PANACEA which have been provided by PANACEA to MEDIFIRST shall be promptly returned and shall remain the exclusive property of PANACEA.  Provided, however, any materials or equipment been purchased by MEDIFIRST from PANACEA shall remain the property of MEDIFIRST unless purchased back from MEDIFIRST by PANACEA.

SECTION  9.  Maintenance and Warranty

So long as there is no negligence on the part of the user, PANACEA agrees to provide a two year warranty and technical support for the Panacea-products and Lights.  Any defective equipment shall be repaired or replaced by PANACEA at its technical support location, with shipping at customer expense.  Shipping costs for return of the replacement part shall be at PANACEA'S expense. PANACEA agrees to repair or replace the defective part within thirty (30) days of receipt of same.

SECTION 10.  Governing Law and Compulsory Arbitration

This agreement and performance hereunder shall be construed and enforced in accordance with and pursuant to the laws of the state of Minnesota.  In the event a dispute shall arise between the Parties to this Agreement, the Parties agree to participate in at least four hours of mediation in accordance with the mediation procedures of the American Arbitration Association.  The parties agree to share equally in the costs of the mediation.  The Parties understand that the mediation decision shall be binding.

SECTION  11.  Notices

All notices authorized or required under this Agreement shall be in writing and shall be sent by hand delivery, next business day courier service or certified or registered, mail, postage prepaid, to MEDIFIRST or PANACEA to their respective addresses as set forth below:

For MEDIFIRST:	For PANACEA:
Bruce Schoengood	Michael Thomas
President	President
3171 U.S. 9 – Suite 292	30030 Scenic Byway Road
Old Bridge, New Jersey 08857	Henderson, Minnesota 56044

SECTION  12.  Binding Effect; Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of either Party).  Any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company assumes and agrees to perform this Agreement in the same manner and to the same extent that the Parties would be required to perform if no such succession had taken place.  This Agreement shall continue in effect regardless of whether the present individuals and entities continue to serve as a director, officer, employee, agent or fiduciary (as applicable) of each of the Parties or of any respective successors and assigns.

IN WITNESS WHEREOF, THE PARTIES HAVE HERETO SET THEIR hands and seals to this Agreement on this 1st day of May 2013.

MEDIFIRST SOLUTIONS, INC.		PANACEA PHOTONICS CORPORATION

By	/s/ Bruce Schoengood	By	/s/ Michael Thomas
	Bruce Schoengood, President		Michael Thomas, Owner, President